Exhibit 99.1

Power REIT Acquires 1.1 Million Square Foot Greenhouse for $9.35 Million

First Food Crop Transaction for the Cultivation of Tomatoes

Old Bethpage, New York, April 1, 2022 (GLOBE NEWSWIRE) Power REIT (NYSE-AMEX: PW and PW.PRA) (“Power REIT” or the “Trust”) today announced that it has acquired a 1,121,513 square foot Controlled Environmental Agricultural (“CEA”) greenhouse cultivation facility, and associated employee housing property in O’Neill, Nebraska (the “Property”) through a wholly owned subsidiary (“PropCo”) for $9.35 million.

Simultaneous with the acquisition, Power REIT entered into a long-term, triple-net lease with Millennium Produce of Nebraska LLC (“MillPro”). As part of the transaction, Power REIT has agreed to fund capital improvements to upgrade the tomato-ready cultivation facility. Power REIT’s current capital commitment for the initial phase of improvements is approximately $534,000 which includes costs related to the replacement of energy curtains.

David Lesser, Power REIT’s Chairman and CEO, commented, “This is a very exciting transaction for Power REIT – it is our largest greenhouse facility acquired to-date and our first focused on the cultivation of food crops. We acquired this facility at a significant discount to replacement cost with minimal upgrades needed at closing to commence cultivation. The facility had been operational for 15 years cultivating tomatoes, and we are confident that MillPro will leverage the “ready-to-grow” status of the greenhouse to be a competitive, high-quality, low-cost producer of fresh tomatoes.”

Property Details

The greenhouse has approximately one million square feet under glass and sits on approximately 86 acres with approximately 20 acres of land available for an additional 880,000 square feet of greenhouse and related space. The Property includes a hanging gutter growing system serviced by a fully automated irrigation system and a central boiler for hydronic heating, as well as logistics space equipped for processing, packaging, warehousing, and shipping activities. The exterior features a stormwater management pond, a 1-million-gallon hot water storage tank, and CO2 storage tanks. Additionally, the Ogallala Aquifer, a shallow water table beneath the great plains of Nebraska, represents a significant resource to supply the region with fresh water. The Property is fully serviced with natural gas, water and electrical connections. There is a 6.25MVA electrical substation located on-site which provides ample power for existing operations with excess capacity of approximately 5-6MVA and potential to expand up to 18.75MVA. In addition, the leased Property includes a separate employee housing property that has 21 rooms that can handle up to 80 employees.

Lease Structure

Concurrent with the acquisition, PropCo entered a 10-year “triple-net” lease (the “Lease”) with a MillPro, a wholly owned subsidiary of Millennium Sustainable Ventures Corp. (ticker: MILC). David H. Lesser is Chairman and CEO of Millennium Sustainable Ventures and is Power REIT’s Chairman and CEO. The Lease requires MillPro to pay all property related expenses including maintenance, insurance, and taxes. After the initial 10-year term, the Lease provides four, five-year renewal options. The Lease, as structured, provides straight-line annual rent of approximately $1.0 million, representing an unleveraged Core FFO yield of approximately 11% on the invested capital.

Greenhouse Cultivation and Tomatoes

There is a growing trend towards Controlled Environment Agriculture (“CEA”) cultivation of certain crops. Climate change is accelerating the depletion of water and traditional agricultural land resources and adapting to these intensifying trends is critical to achieve food security. Simultaneously, demand for locally grown, fresh produce is increasing. Many traditional agricultural areas of the U.S. are experiencing drought and CEA’s lower water demand combined with increased potential yields represent an important part of the solution. Greenhouse technology is an economically and environmentally sustainable solution for these secular issues.

Tomatoes are traditionally a warm season crop and in more temperate climates tomato producers rely on CEA facilities to extend the production season. Relative to outdoor (field) production of tomatoes, greenhouse production is more predictable and consistent, yielding a crop that is more uniform in appearance and quality. CEA allows for an average of 20x higher yield compared to outdoor cultivation, using 90% less water with no fertilizer runoff. The fresh tomato industry is capitalizing on the significant advantages and sustainability of greenhouse cultivation whereby approximately 60% of tomatoes consumed in North America are now grown in greenhouse facilities.

Millennium Produce of Nebraska MillPro will step into a proven greenhouse facility having supported the cultivation of tomatoes for 15 years. The time and resources needed to establish operations are far lower than producers stepping into newly built greenhouse facilities. The “plug-and-play” nature of the O’Neill facility allows Millennium Produce to efficiently leverage the benefits of greenhouse technology to become a competitive, high-quality, low-cost producer of fresh tomatoes for an underserved region of the United States.

MillPro will be one of the largest operators in the Midwest and aims to distribute fresh tomatoes to consumers that have typically traveled 1,400 miles before hitting supermarket shelves in the area. Not only does this reduce carbon footprint but it provides fresher, better-tasting tomatoes while reducing food-waste by having a longer shelf life.

Commenting further on Power REIT’s acquisition, David Lesser stated, “With this transaction, Power REIT doubles its greenhouse footprint. We are excited to continue our relationship with MILC at another greenhouse cultivation facility and our first food cultivation operation. MillPro has established a strong team with experienced individuals in key positions who are eager to begin cultivation. We believe greenhouse cultivation is the sustainable and low-cost approach to relative to traditional outdoor cultivation of certain crops. We believe we acquired this property at an attractive discount to replacement cost which should help MillPro become a competitive low-cost producer of high-quality tomatoes.”

Non-Dilutive Capital Plan and Forward Core FFO Per Share Guidance

Power REIT has now deployed all of the capital raised in its Rights Offering that closed in 2021 across several transactions. These transactions have been highly accretive to Core FFO. In the near term, Power REIT intends to focus on non-dilutive capital in order to finance additional acquisitions and to fund property improvements for its portfolio. On December 23, 2021, announced it had secured a $20 million debt facility which has an interest rate of 5.42% and was used to close this transaction. Power REIT is currently focused on debt as well as the potential to issue additional preferred stock to fund additional growth.

Mr. Lesser concluded, “Our updated business plan that we put into motion in the second half of 2019 continues to drive substantial growth. Our dynamic growth is a function of the attractive yields we can achieve with our strategic greenhouse investments coupled with our relatively small size which amplifies the impact of these transactions. With a recent stock price of $41.20 and a Forward Core FFO run rate of $0.83 per share per quarter based on our in-place transactions and without additional growth as detailed in our investor presentation (page 7), Power REIT trades at a 12.4x multiple. We believe we can continue to drive significant additional growth through acquisitions by employing non-dilutive capital as well as re-investing capital from our unique lease structure which has a front-loaded rent that returns Power REIT’s invested capital in the early years of leases. We believe our potential growth rate driven by acquisitions combined with a relatively low forward Core FFO multiple provides a compelling value proposition for investors. We have an active acquisition pipeline in various stages of due diligence and negotiations.”

Updated Investment Presentation

Power REIT has posted an updated investor presentation which is available using the following link: https://www.pwreit.com/investors

Statement on Sustainability

Power REIT owns real estate related to infrastructure assets including properties for Controlled Environment Agriculture facilities with a focus on greenhouses, Renewable Energy and Transportation.

CEA facilities in the form of greenhouses, provide an extremely environmentally friendly solution, which consume approximately 70% less energy than indoor growing operations that do not benefit from “free” sunlight. greenhouses use 90% less water than field grown plants, and all of Power REIT’s greenhouse properties operate without the use of pesticides and avoid agricultural runoff of fertilizers and pesticides. These facilities cultivate medical Cannabis, which has been recommended to help manage a myriad of medical symptoms, including seizures and spasms, multiple sclerosis, post-traumatic stress disorder, migraines, arthritis, Parkinson’s disease, and Alzheimer’s.

Renewable Energy assets are comprised of land and infrastructure associated with utility scale solar farms. These projects produce power without the use of fossil fuels thereby lowering carbon emissions. The solar farms produce approximately 50,000,000 kWh of electricity annually which is enough to power approximately 4,600 homes on a carbon free basis.

Transportation assets are comprised of land associated with a railroad, an environmentally friendly mode of bulk transportation.

About Power REIT

Power REIT, with a focus on the “Triple Bottom Line” and a commitment to Profit, Planet and People is a specialized real estate investment trust (REIT) that owns sustainable real estate related to infrastructure assets including properties for Controlled Environment Agriculture, Renewable Energy and Transportation. Power REIT is actively seeking to expand its real estate portfolio related to Controlled Environment Agriculture in the form of greenhouses for the cultivation of food and cannabis.

Additional information about Power REIT can be found on its website: www.pwreit.com

About Millennium Sustainable Ventures Corp.

Millennium Sustainable Ventures Corp. (ticker: MILC), with a focus on the “Triple Bottom Line” and a commitment to Profit, Planet and People currently has three areas of focus:

-	Sustainable cultivation of cannabis in greenhouses
-	Sustainable cultivation of food crops in greenhouses
-	Sustainable production of activated carbon

Additional information about MILC can be found on its website: www.millsustain.com

Cautionary Statement About Forward-Looking Statements

This document includes forward-looking statements within the meaning of the U.S. securities laws. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume”, “seek” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained in this document regarding our future strategy, future operations, future prospects, the future of our industries and results that might be obtained by pursuing management’s current or future plans and objectives are forward-looking statements. You should not place undue reliance on any forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date of the filing of this document. Over time, our actual results, performance, financial condition or achievements may differ from the anticipated results, performance, financial condition or achievements that are expressed or implied by our forward-looking statements, and such differences may be significant and materially adverse to our security holders.

Contacts:

David H. Lesser, Chairman & CEO	Mary Jensen, Investor Relations
dlesser@pwreit.com	mary@irrealized.com
212-750-0371	310-526-1707

301 Winding Road Old Bethpage, NY 11804
www.pwreit.com